Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS FIRST QUARTER 2004 REVENUES AND COMPARABLE RESTAURANT SALES

Huntington Beach, California, April 12, 2004 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) reported today that revenues for the first quarter ended March 28, 2004 increased 21.8% to approximately $29.0 million versus $23.8 million in the first quarter of 2003. Comparable restaurant sales for the BJ’s Restaurants increased approximately 7.7% for the three-month period versus 2.7% during the same period a year ago. The increase in comparable restaurant sales during 2004 included a menu price increase of approximately 1.5% taken during May 2003 and approximately 2% taken during November 2003, with the remainder of the same restaurant sales increase coming primarily from increases in customer traffic.

The Company intends to release first quarter results after the close of market on Tuesday, April 27, 2004. An investor conference call will be broadcast live over the Internet at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) that same day. A webcast of the investor conference call will be available on the main page of the Company’s web site located at http://www.bjsbrewhouse.com.

During the first quarter, the Company opened one new restaurant in Willowbrook, Texas (Houston) on January 28, 2004, and signed a lease for a restaurant to be located in North Dallas, Texas, which is anticipated to open during first quarter 2005. Additionally, the Company completed the sale of its three Pietro’s restaurants and related trademarks for the Pietro’s brand on March 15, 2004.

Chicago Pizza & Brewery, Inc. currently operates 30 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates three restaurants in Oregon, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc.

(714) 848-3747, ext. 260.